Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2012

FINANCIAL RESULTS AND RAISES FULL YEAR OUTLOOK

~ Second Quarter Net Sales Increased 19.9% to $210.3 Million ~

~ Comparable Store Net Sales Increased 12.4% for the Second Quarter ~

~ Second Quarter Net Income Increased 130.4% to $12.2 Million, or $0.43 per Diluted Share ~

~ Company Raises Full Year Revenue Guidance to a Range of $750 million to $775 million and EPS Guidance to a Range of $1.30 to $1.42 ~

TOANO, Va, July 25, 2012 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the second quarter and six months ended June 30, 2012, and raised its outlook for 2012.

Second Quarter Results

Net sales increased $34.9 million, or 19.9%, to $210.3 million in the second quarter of 2012 from $175.5 million in the second quarter of 2011. Comparable store net sales increased 12.4% for the quarter, driven by a 6.3% increase in the average sale and a 5.8% increase in the number of customers invoiced at these stores. Non-comparable store net sales increased $13.2 million. The Company opened 10 new stores during the second quarter.

Gross margin was 37.3% in the second quarter of 2012 compared to 34.0% in the second quarter of 2011. The increase in gross margin reflects generally lower costs of product due to both sourcing initiatives and sales mix, and lower net transportation costs.

Selling, general and administrative (SG&A) expenses improved to 27.9% of net sales for the second quarter of 2012 compared to 29.1% of net sales for the second quarter of 2011. Operating margin increased to 9.4% in the second quarter of 2012, from 4.9% in the second quarter of 2011.

Net income increased 130.4% to $12.2 million, or $0.43 per diluted share, in the second quarter of 2012 from $5.3 million, or $0.19 per diluted share, in the second quarter of the prior year.

Cash and cash equivalents at June 30, 2012 totaled $31.5 million, compared with $33.4 million at June 30, 2011 and $61.7 million at December 31, 2011. During the second quarter of 2012, pursuant to its previously announced stock repurchase program, the Company repurchased approximately 915,000 shares of its common stock for $25.4 million, and at June 30, 2012, had authorized repurchases of approximately $15.7 million of its common stock remaining under its $50 million stock repurchase program.

Robert M. Lynch, President and Chief Executive Officer, commented, “We are pleased that our team delivered record results through the important spring remodeling season and continued to execute on our key strategic initiatives. We drove consistently strong customer demand during the quarter as greater recognition of our value proposition was achieved through our efforts to expand our advertising reach and frequency. Through our team’s coordinated efforts and commitment to continuous improvement in everything we do, we captured market share and expanded operating margin in the second quarter.”

First Six Months Results

Net sales increased 18.9% to $398.4 million in the first six months of 2012 from $335.1 million in the first six months of 2011. Comparable store net sales increased 10.1% for the first half of 2012, compared to a decrease of 6.2% for the first half of the prior year. Non-comparable store net sales increased $29.7 million over the prior year. The Company opened 14 new stores during the first six months of 2012 and as of June 30, 2012, operated 277 stores in 46 states and Canada.

Gross margin increased to 37.3% for the first six months of 2012 from 35.1% in the same period of 2011. SG&A expenses improved to 29.0% of net sales for the first half of 2012, compared to 29.7% of net sales for the first half of 2011. Operating margin increased to 8.3% in the first six months of 2012, from 5.4% in the first six months of 2011.

Net income increased 84.2% to $20.4 million, or $0.72 per diluted share, in the first half of 2012 compared to $11.1 million, or $0.39 per diluted share, in the first half of the prior year.

Company Outlook

Based on year-to-date results and current trends, the Company now expects to achieve the following in 2012:

•	Net sales for the full year in the range of $750 million to $775 million, up from the previous range of $720 million to $750 million.

•	An increase in comparable store net sales in the mid-single digits.

•	The opening of a total of 20 to 25 new store locations, including two to four in Canada.

•

Full year earnings per diluted share in the range of $1.30 to $1.42, based on a diluted share count of approximately 28.0 million shares, which is exclusive of any future impact of the share repurchase program. The Company previously expected a range of $1.10 to $1.25 based on a diluted share count of 28.7 million shares.

Mr. Lynch concluded, “Our team is excited and motivated by the opportunities that lie ahead. We believe Lumber Liquidators is successfully navigating through what remains a challenging and uncertain retail environment, particularly for large-ticket, discretionary purchases. Our value proposition continues to resonate well with consumers, and as we look toward both the back half of the current year and into the next, we are confident in our ability to continue to drive traffic, improve our operations, expand our operating margin and grow our footprint.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, July 25, 2012, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through August 1, 2012 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 396091. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

Canaccord Genuity Annual Growth Conference

The Company today also announced that Mr. Lynch and Daniel E. Terrell, Chief Financial Officer, will present at the Canaccord Genuity Annual Growth Conference. The Company’s presentation is scheduled for Thursday, August 16, 2012 at 10:30 a.m. Eastern Time in Boston. The live webcast and replay of the Company’s presentation may be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 275 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$31,521	$61,675
Merchandise Inventories	211,598	164,139
Prepaid Expenses	5,206	4,292
Other Current Assets	5,541	7,863

Total Current Assets	253,866	237,969
Property and Equipment, net	46,147	44,147
Goodwill	9,693	9,693
Other Assets	1,953	3,045

Total Assets	$311,659	$294,854

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$51,205	$38,161
Customer Deposits and Store Credits	23,002	18,120
Accrued Compensation	5,226	2,509
Sales and Income Tax Liabilities	3,779	5,092
Other Current Liabilities	7,377	6,839

Total Current Liabilities	90,589	70,721

Deferred Rent	3,487	3,328
Deferred Tax Liability	6,030	5,721

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,189,232 and 27,894,543 outstanding, respectively)	28	28
Treasury Stock, at cost (1,363,195 and 53,085 shares, respectively)	(35,599)	(1,116)
Additional Capital	120,684	110,163
Retained Earnings	126,577	106,203
Accumulated Other Comprehensive Loss	(137)	(194)

Total Stockholders’ Equity	211,553	215,084

Total Liabilities and Stockholders’ Equity	$311,659	$294,854

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Sales	$210,347	$175,460	$398,381	$335,140
Cost of Sales	131,867	115,736	249,764	217,623

Gross Profit	78,480	59,724	148,617	117,517

Selling, General and Administrative Expenses	58,685	51,051	115,503	99,504

Operating Income	19,795	8,673	33,114	18,013

Other (Income) Expense	(32)	(67)	(73)	(155)

Income Before Income Taxes	19,827	8,740	33,187	18,168

Provision for Income Taxes	7,650	3,453	12,813	7,104

Net Income	$12,177	$5,287	$20,374	$11,064

Net Income per Common Share—Basic	$0.44	$0.19	$0.74	$0.40

Net Income per Common Share—Diluted	$0.43	$0.19	$0.72	$0.39

Weighted Average Common Shares Outstanding:
Basic	27,506,529	27,687,617	27,716,537	27,630,250
Diluted	28,032,391	28,430,209	28,270,934	28,404,455

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011

Cash Flows from Operating Activities:
Net Income	$20,374	$11,064
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	4,822	3,992
Stock-Based Compensation Expense	2,150	1,935
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(47,605)	(27,185)
Accounts Payable	12,894	7,084
Customer Deposits and Store Credits	4,889	7,470
Prepaid Expenses and Other Current Assets	1,441	(1,642)
Other Assets and Liabilities	3,487	735

Net Cash Provided by Operating Activities	2,452	3,453

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(6,675)	(8,297)

Net Cash Used in Investing Activities	(6,675)	(8,297)

Cash Flows from Financing Activities:
Payments for Share Repurchases	(34,483)	(140)
Proceeds from the Exercise of Stock Options	6,469	2,116
Excess Tax Benefits on Stock Option Exercises	1,934	1,414

Net Cash (Used in) Provided by Financing Activities	(26,080)	3,390
Effect of Exchange Rates on Cash and Cash Equivalents	149	(20)

Net Decrease in Cash and Cash Equivalents	(30,154)	(1,474)
Cash and Cash Equivalents, Beginning of Period	61,675	34,830

Cash and Cash Equivalents, End of Period	$31,521	$33,356